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                                                                     Exhibit 8.2

                    [Letterhead of Sullivan & Cromwell LLP]



                                                                  March 31, 2004



The Trust Company of New Jersey
35 Journal Square
Jersey City, New Jersey 07306

Ladies and Gentlemen:

     We have acted as counsel to The Trust Company of New Jersey, a New Jersey state-chartered commercial bank (the "Company"), in connection with the merger (the "Merger") of Company, with and into North Fork Bank ("Sub"), a New York state-chartered commercial bank and a direct wholly-owned subsidiary of North Fork Bancorporation, Inc., a Delaware corporation ("Parent"), pursuant to the Agreement and Plan of Merger, dated as of December 16, 2003, by and among Company, Parent and Sub (the "Merger Agreement"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

     For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of Parent, including the proxy statement/prospectus of Parent and Company contained therein (the "Registration Statement"). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Parent and Sub and from Company to us both dated March 31, 2004 (the "Representation Letters"). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will as of the Effective Time, be true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, belief or any similar qualification are, and will as of the Effective Time, be true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of Parent, Sub and Company.

     Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that the
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                                                                             -2-
The Trust Company of New Jersey

     Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "The Merger - Material United States Federal Income Tax Consequences" in the Registration Statement and the proxy statement/prospectus included therein. By giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

                                                     Very truly yours,

                                                     /s/ Sullivan & Cromwell LLP